Exhibit 99.2
DELTA APPAREL, INC.
2010 STOCK PLAN
1.	Purpose

The purpose of the Delta Apparel, Inc. 2010 Stock Plan is to promote the long-term success of Delta Apparel, Inc. and its Subsidiaries and Affiliates (the “Company”) and to provide meaningful incentives to members of the Company’s Board of Directors, officers, and key employees to strive for long-term creation of value for the Company’s stockholders. The Plan provides long-term incentive opportunities to members of the Board, officers, and key employees of the Company that are aligned with, and supportive of, the attainment of business goals that will enhance stockholder value.

2.	Definitions

The following definitions are applicable throughout the Plan:
a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own no less than 50% of such entity.

b)	“Award” means an incentive as described in Section 8.

c)	“Award Agreement” refers to an agreement between the Company and a Participant that establishes the terms and conditions for an Award granted under the Plan, including any applicable performance goals associated with the Award.

d)	“Board” means the Board of Directors of Delta Apparel, Inc.

e)	“Change in Control” means:
i.	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

ii.	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

iii.	With respect to a Participant, the sale, transfer or other disposition of all or substantially all of the assets or business operations of an operating division of the Company or Subsidiary that employs the Participant or to which the Participant’s employment with the Company is primarily related;

iv.	Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
Notwithstanding the above, any change in ownership resulting from the approval and issuance of new shares of stock by the Company shall not be considered a Change in Control.

f)	“Chief Executive Officer” or “CEO” means the Company’s Chief Executive Officer.

g)	“Code” means the Internal Revenue Code of 1986, as amended.

h)	“Committee” means the Compensation Committee of the Board unless another committee comprised of members of the Board is designated by the Board to oversee and administer the Plan, provided, that the Committee shall consist of two or more members of the Board as the Board may designate from time to time, each of whom shall satisfy such requirements as:
i.	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

ii.	the rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange; and

iii.	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code.
i)	“Common Stock” means the Company’s Common Stock.

j)	“Company” means Delta Apparel, Incorporated, a Georgia corporation.

k)	“Covered Employee” will conform to the term used by Section 162(m) of the Code and income tax regulations.

l)	“Disability” or “Disabled” means that due to an injury or sickness, the Participant is unable to perform each of the main duties of the Participant’s regular occupation with the Company, as determined by an independent, qualified and licensed physician selected by the Company. If, however, the Participant is covered under a long term disability plan sponsored by the Company, the Participant shall only be considered Disabled upon a determination of disability under the terms of such long term disability plan.

m)	“Employee” means any individual who is a common-law employee of the Company, a parent, Subsidiary, or an Affiliate.

n)	“Exchange Act” means the federal Securities Exchange Act of 1934, as amended.

o)	“Fair Market Value” means, with respect to the Common Stock, the closing sale price of such Common Stock at four o’clock p.m. (Eastern Time), on the principal United States national stock exchange on which the Common Stock is traded, as determined by the Committee, or, if the Common Stock shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the Common Stock was so traded, or, if the Common Stock is not traded on a United States national stock exchange, such other amount as may be determined by the Committee by any fair and reasonable means. Fair Market Value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

p)	“Incentive Stock Option” means an Award described in Section 8a.

q)	“Nonstatutory Stock Option” means an Award described in Section 8a.

r)	“Participant” means an Employee or member of the Board who is eligible to participate in the Plan pursuant to Section 4b and receives an Award under the Plan.

s)	“Performance-Based Award” means an Award described in Section 8e.

t)	“Performance Period” means a fiscal year of the Company or other period with respect to which an Award may be earned based upon Service and/or performance.

u)	“Performance Stock” means a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

v)	“Performance Unit” means an Award in units described in Section 8d which is a Performance-Based Award as further described in Section 8e.

w)	“Plan” means this plan, the Delta Apparel, Inc. 2010 Stock Plan.

x)	“Prior Plans” means the Delta Apparel, Inc. 2000 Stock Option Plan and the Delta Apparel, Inc. Incentive Stock Award Plan.

y)	“Restricted Period” means the time period during which Restricted Stock / Restricted Stock Unit have not been transferred to the Participant.

z)	“Restricted Stock” means Common Stock, subject to specified restrictions (including, without limitation, a requirement that the Participant remain in Service for a specified period of time and/or that specified performance goals be achieved), granted under Section 8c.

aa)	“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain in Service for a specified period of time and/or that specified performance goals be achieved), granted under Section 8c.

bb)	“Service” means service as an Employee or member of the Board of Directors of the Company. The Participant’s Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary or Affiliate as an Employee or member of the Board or a change in the entity for which the Participant renders such service so long as there is otherwise no interruption or termination of the Participant’s Service. The Committee, in its sole discretion, may determine whether Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

cc)	“Stock” means the Award described in Section 8d.

dd)	“Stock Appreciation Right” or “SAR” means the Award described in Section 8b.

ee)	“Stock Option” means the Award described in Section 8a, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, as specified by the Committee.

ff)	“Stock Unit” means the Award described in Section 8d.

gg)	“Subsidiary” means any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a

Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
3.	Effective Dates for The Plan
a)	The Plan will become effective on the date on which it is approved by the stockholders of the Company. Awards may be made prior to such stockholder approval if made subject thereto. No Award may be granted under the Plan after September 14, 2020 (the 10th anniversary of the day before Board approval), but Awards previously granted may extend beyond that date.
4.	Shares Subject to This Plan
a)	Number of Shares — Subject to adjustment as provided in Section 11, the aggregate number of shares of Stock that may be delivered under the Plan will be 500,000 plus any shares of Common Stock subject to outstanding awards under the Prior Plans, on the effective date of this Plan that are subsequently forfeited or terminated for any reason before being exercised (subject to adjustment in accordance with Section 11).

b)	If any Award under the Plan or any award under the Prior Plans requiring exercise or purchase by the Participant for delivery of Stock terminates without having been exercised in full or purchased, or if any Award under the Plan or any award under the Prior Plans payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award under the Plan or any award under the Prior Plans was not exercised or purchased, or for which cash was substituted will be available for future grants.

c)	Shares of Restricted Stock that have been forfeited in accordance with the terms of the applicable Award and shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an Award shall also be available for future grants.

d)	The number of shares of Stock delivered under an Award shall be determined net of any previously acquired shares tendered by the Participant in payment of the exercise price or of withholding taxes.

e)	Shares to be Delivered — Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired and held by the Company. No fractional shares of Stock will be delivered under the Plan.
5.	Plan Administration — Roles & Authorities
a)	Except as provided paragraph b, the Plan will be administered by the Committee. The Committee shall consist of at least three directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. If, during any such time, any member of the Committee is not an outside director or a non-employee director, a sub-committee (the “Sub-Committee”) consisting solely of directors who are both non-employee directors and outside directors shall administer the Plan in connection with Awards to “officers” of the Company within the meaning of Section 16(b) of the 1934 Act or with respect to any Award intended to be exempt under Section 162(m)(3) of the Code. Any references to the Committee in this Plan shall also apply to the Sub-Committee.

b)	If the Board so chooses, it may administer the Plan directly rather than through a committee; provided, however, any decisions that are required by applicable law or otherwise to be made by outside directors shall be determined by members of the Board who are outside directors. In such event, all references to the Committee in this Plan (other than the committee composition and governance provisions of the immediately preceding paragraph) shall be deemed to refer to the Board.

c)	The Committee, in accordance with Section 7, will have authority to:
i.	grant Awards at such time or times as it may choose;

ii.	determine the size of each Award, including the number of shares of Stock subject to the Award;

iii.	determine the type or types of each Award;

iv.	determine the terms and conditions of each Award, including provisions for accelerated vesting upon the achievement of specified Company performance objectives;

v.	waive compliance by a holder of an Award with any obligations to be performed by such holder under the Award and waive any terms or conditions of an Award;

vi.	subject to the provisions of Section 7, amend or cancel an existing Award in whole or in part (and if an award is canceled, grant another Award in its place on such terms and conditions as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder;

vii.	prescribe the form or forms of any instruments to be used under the Plan, including any written notices and elections required of Participants (as defined below), and change such forms from time to time;

viii.	adopt, amend and rescind rules and regulations for the administration of the Plan; and

ix.	interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 7 or Section 11.
In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Committee shall exercise its discretion consistent with qualifying the Award for such exception.

d)	Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.
6.	Plan Participation — Eligibility & Participation
a)	Eligibility. Only Employees and members of the Board as designated by this Plan or selected by the Committee to participate in the Plan shall be eligible to participate in the Plan.

b)	Participation —

i.	The members of the Board and CEO shall participate in the Plan and their Awards and rights under the Plan shall be determined by the Committee. In addition, each year the CEO shall present to the Committee a list of Employees that the CEO recommends be designated as Participants for an upcoming Performance Period (or a current Performance Period with respect to a newly hired Employee), proposed Awards to such Employees, and proposed terms for the Award Agreements for the proposed Awards to such Employees. In addition, the CEO may present recommended amendments to any existing Award Agreements.

ii.	The Committee shall consider the CEO’s recommendations and shall determine the Awards, if any, to be granted and the terms of the Award Agreements for such Awards, and any amendments to existing Award Agreements (subject to the restrictions on the authority granted to the Committee in Section 5). The Committee may also grant Awards to in its discretion.
1.	Designation of an Employee as a Participant for any Performance Period shall not require the Committee to designate that person to be a Participant or to receive an Award in any Performance Period or to receive the same type or amount of Award as granted to the Participant in such year. Grants of Awards to Participants need not be of the same type or amount and may have different terms. Service with the Company or its Subsidiary or Affiliate prior to completion of or during a Performance Period does not entitle the Employee to participate in the Plan or vest in any interest in any Award under the Plan.

2.	The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.
7.	Terms & Conditions Applicable to Awards Under This Plan
a)	Types of Awards. The Awards available under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and other stock or cash Awards, as described in Section 8.

b)	Annual Limit on Total Grants of Restricted Stock, Restricted Stock Units and Performance Stock. Notwithstanding any else in this Section 7, the Restricted Stock, Restricted Stock Units and Performance Stock granted under the Plan in any one calendar year shall not relate to more than 125,000 shares of Common Stock in the aggregate; provided, that any portion of such 125,000 share limit not reserved for grants of Restricted Stock, Restricted Stock Units or Performance Stock made in any calendar year beginning in 2010, shall be added to the 125,000 share limit for subsequent calendar years.

c)	Limits on Individual Grants. Under the Plan, no Participant may receive in any calendar year (i) Stock Options relating to more than 150,000 shares, (ii) Restricted Stock or Restricted Stock Units that are subject to the attainment of performance criteria below relating to more than 75,000 shares, (iii) Stock Appreciation Rights relating to more than 150,000 shares, or (iv) Performance Stock relating to more than 75,000 shares. Under the Plan, the maximum cash payment that may be made to a single Participant in any calendar year under a Performance Unit Award or other cash Award shall not exceed 200% of the recipient’s salary for the performance period.

d)	Adjustments. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Section 11.

e)	Additional Limits. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities, or similar transaction(s)), the Company will not, without obtaining stockholder approval: (a) amend the terms of outstanding Stock Options or SARs to reduce the exercise price of such outstanding Stock Options or SARs; (b) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs; or (c) cancel outstanding Stock Options or SARs with an exercise price below the current stock price in exchange for cash or other securities.
8.	Types of Awards Under This Plan
a)	Stock Option — is an Award giving the recipient the right upon exercise thereof to purchase Stock.
i.	Types of Stock Options —
1.	Incentive Stock Option (as defined in Section 422(b) of the Code) (any Stock Option intended to qualify as an incentive stock option being hereinafter referred to as an “ISO”). ISOs shall be awarded only to Employees. Once an ISO has been granted, no action by the Committee that would cause the Option to lose its status under the Code as an incentive stock option will be effective without consent of the Option holder.

2.	Nonstatutory Options are not ISOs and may be granted under the Plan. An Option awarded under the Plan shall be a non-ISO unless it is expressly designated as an ISO at time of grant.
ii.	Exercise Price — The exercise price of a Stock Option will be determined by the Committee subject to the following:
1.	The exercise price of a Stock Option ISO shall not be less than 100% of the Fair Market Value of the Stock subject to the Option, determined as of the effective date of grant of the Option. With respect to an ISO, the exercise price for any 10% owner as described in Section 422 of the Code shall not be less than 110% of the Fair Market Value of the Stock on the date of grant.

2.	In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.
iii.	Duration of Options — The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted. In the case of a 10% owner as defined in Section 422 of the Code, the latest date on which an Option may be exercised shall be the fifth anniversary of the day immediately preceding the date the Option was granted.

iv.	Exercise of Options; Vesting — An Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the exercisability of an Option. Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph (v) below for the number of shares for which the Option is exercised. If desired, the Committee may provide for vesting prior to the date the Option becomes exercisable.

v.	Payment for Stock — Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the instrument evidencing his Option (or in the case of an Option which is not an ISO, by the Committee at or after the grant of the Option), (A) through the delivery of shares of Stock and which have a Fair Market Value on the last business day preceding the date of exercise equal to the exercise price, (B) during any period in which the Stock is publicly traded, by use of a broker-assisted exercises program acceptable to the Company, or (C) by any combination of the foregoing permissible forms of payment. In addition, the Company will accept a net share settlement to the extent such settlement will not cause liability accounting treatment under the applicable Generally Accepted Accounting Principles guidance.

vi.	Repricings of Options — In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the Stock Option to the Participant at a lower exercise price or reduce the option price of an outstanding Stock Option without stockholder approval.
b)	Stock Appreciation Rights —
i.	Stock Appreciation Right (“SAR”) is an Award entitling the holder on exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Stock. SARs may be based solely on appreciation in the Fair Market Value of Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited) to appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee.

ii.	Grant of Stock Appreciation Rights — Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.
1.	Tandem Awards — When Stock Appreciation Rights are granted in tandem with Options, (A) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related

Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option and may be exercised only when the market price of the Stock, subject to the Option, exceeds the exercise price; (B) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to fewer than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (C) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (D) the Stock Appreciation Right will be transferable only with the related Option to the extent allowed under Section 10e.

2.	Exercise of Independent Stock Appreciation Rights — A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. Except as otherwise determined by the Committee, any period during which a Participant who is an Employee is on an unpaid leave of absence (or other unpaid absence) from the Company shall toll the period of time over which a Stock Appreciation Right becomes exercisable. The Committee may at any time accelerate the time at which all or any part of the Right may be exercised.
iii.	Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.
c)	Restricted Stock and Restricted Stock Unit —
i.	Grant of Restricted Stock / Restricted Stock Unit - Subject to the terms and provisions of the Plan, the Committee may grant or sell shares of Stock or Units representing an amount equivalent to the value of a share of Stock in such amounts and upon such terms and conditions as the Committee shall determine subject to the restrictions described below (“Restricted Stock / Restricted Stock Unit Agreement”).

ii.	Restricted Stock / Restricted Stock Unit Agreement — The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock / Restricted Stock Unit Award enter into a Restricted Stock / Restricted Stock Unit Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock / Restricted Stock Unit Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, in the resolution approving the Award, or in such other manner as it deems appropriate. The stock certificate associated with the Restricted Stock shall be appropriately legended to reflect the applicable restrictions.

iii.	Transferability and Other Restrictions — Except as otherwise provided in this Section 8c, the shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock is subject to such restrictions and conditions is referred to as the “Restricted Period”). Except as the Committee may otherwise determine under Section 8c, if a Participant dies or suffers a Status Change (as defined at Section 9b) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares; provided, that if no cash was paid by the Participant such shares of Restricted Stock shall be automatically forfeited to the Company.

iv.	During the Restricted Period with respect to any shares of Restricted Stock, the Company shall have the right to retain in the Company’s possession any certificate or certificates representing such shares.

v.	Removal of Restriction — Except as otherwise provided in this Section, a share of Restricted Stock covered by a Restricted Stock grant shall become free from restrictions under the Plan upon completion of the Restricted Period, including the passage of any applicable period of time and satisfaction of any conditions to vesting. The Committee shall have the right at any time, in its sole discretion, immediately to waive or accelerate all or any part of the restrictions and conditions with regard to all or any part of the shares held by any Participant.

vi.	Notice of Participant’s Income Tax Election at Time of Grant — Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must give a copy of the election to the Company within ten days after filing with the Internal Revenue Service.

vii.	Voting Rights, Dividends and Other Distributions - Except as the Committee shall otherwise determine, during the Restricted Period, Participants holding shares of Restricted Stock granted hereunder shall have no voting rights and shall not receive cash dividends and other distributions paid with respect to the shares of Restricted Stock in question, including any dividends and distributions paid in shares. All dividends and distributions shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

viii.	Other Awards Settled with Restricted Stock — The Committee may, at the time any Award described in this Section 8 is granted, provide that any or all of the Stock delivered pursuant to the Award will be Restricted Stock.
d)	Stock and Stock Unit — Under the Plan, the Committee may grant awards in shares of stock and/or units that are based on a value based on a share of stock that is defined by the Committee.

e)	Performance-Based Awards -
i.	The Committee may, at the time an Award described in Sections 8: a; b; c; d and/or e(ii) is granted, impose conditions and/or performance goals that must be met prior to the Participant’s vesting and/or receipt of payment or benefit under the Award

ii.	The Committee may also make awards entitling the Participant to receive an amount in cash upon attainment of specified performance goals (a “Cash

Incentive”). Any Award or Cash Incentive made subject to performance goals shall be a “Performance Award.”

iii.	The Committee will determine the performance measures, the period or periods during which performance is to be measured, and all other terms and conditions applicable to the Performance Award, including terms and conditions intended to comply with the performance based compensation exception requirements under Section 162(m) of the Code for compensation or Awards payable to a Covered Employee.

iv.	The performance measures to which a Performance Award is subject may be related to any or all of the following types of performance measures: return on invested capital, net operating profit (before or after tax), revenue, operating profit margin, gross margin, operating profit, earnings before income taxes, earnings (which may include earnings before interest and taxes and net earnings, and may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or adjusted to include or exclude any or all items), earnings per share (on a GAAP or non-GAAP basis), cash flow (defined as operating cash flow, free cash flow or any other defined cash flow measure), growth in any of the foregoing measures, stock price, return on equity or average shareholders’ equity, total shareholder return, growth in shareholder value relative to the moving average of the S&P 500 Index or another index, return on capital employed, return on assets or net assets, return on investment, economic value added, market shares, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, improvement in workforce, diversity, customer indicators, improvements in productivity, attainment of objective operating goals and employee metrics.
9.	Events Affecting Outstanding Awards
a)	Death or Disability — If a Participant dies or becomes Disabled, the following will apply:
i.	All Options and Stock Appreciation Rights held by the Participant, or by a permitted transferee of the Participant, immediately prior to death or such Disability, to the extent then exercisable, may be exercised (A) in the case of an Option or Stock Appreciation Right then held by the Participant, by the Participant’s executor or administrator or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution or the Participant’s guardian, or (B) in the case of an Option or Stock Appreciation Right then held by a permitted transferee of the Participant, by such permitted transferee, in either case at any time within the one year period ending with the first anniversary of the Participant’s death or Disability, as the case may be (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. If such a Participant becomes Disabled while holding an Option or Stock Appreciation Right and thereafter dies while the Option or Stock Appreciation Right is still exercisable, the Option or Stock Appreciation Right will be exercisable for one year from the date of death. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 9. All Options and Stock Appreciation Rights held by a Participant, or by a permitted transferee of a Participant, immediately prior to the Participant’s death or Disability that are not then exercisable shall accelerate and become vested at such death or Disability.

ii.	All Restricted Stock held by the Participant or by a permitted transferee of the Participant shall accelerate and become vested at such death or Disability.

iii.	Any payment or benefit under a Performance Award or other Stock-based Award held by the Participant or permitted transferee shall accelerate and become vested at such death or Disability.
b)	Termination of Service (Other Than By Death or Disability) —
i.	If (A) a Participant who is an Employee ceases to be an Employee for any reason other than death or Disability or (B) there is a termination (other than by reason of death or Disability, or satisfactory completion of the project or service as determined by the Committee) of the relationship in respect of which a non-Employee Participant was granted an Award hereunder or (C) a New Hire’s offer of employment is terminated prior to the New Hire commencing employment with the Company or the New Hire does not commence his or her employment with the Company within two months after receipt of an Award hereunder (such termination of the employment or other relationship being hereinafter referred to as a “Status Change”), then, except as the Committee may otherwise determine, the following will apply:
1.	All Options and Stock Appreciation Rights held by the Participant or by the Participant’s transferee that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options or Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months (or one year in the case of retirement at or after age 62 with the consent of the Company), and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 9.
a.	For purposes of this paragraph, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee’s right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a Subsidiary or between Subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

b.	A Status Change will be deemed to have occurred, in the case of an Employee Participant, upon termination of the Participant’s employment with the Company and its Subsidiaries (whether or not the Participant continues in the service of the Company or its Subsidiaries in some capacity other than that of an employee of the Company or its Subsidiaries) and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Subsidiaries in some other capacity).
2.	All Restricted Stock held by the Participant at the time of the Status Change must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 8c above.

3.	Any payment or benefit under a Performance Award or other Stock-based Award to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award canceled as of the date of such Status Change.
c)	Change in Control — In the event of a Change in Control, all outstanding Stock Options and SARs shall become fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units shall be terminated, all performance goals shall be deemed achieved at target levels and all other terms and conditions met to deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units, subject to compliance with Section 409A of the Code.
10.	General Provisions
a)	Documentation of Awards — Awards will be evidenced by an Award Agreement or such other written instruments, if any, as may be prescribed by the Committee from time to time. The agreements shall be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

b)	Rights as a Stockholder, Dividend Equivalents — Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, only upon the issuance of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant’s Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

c)	Conditions on Delivery of Stock —
i.	The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (A) until all conditions of the Award have been satisfied or removed, and (B) until, in the opinion of the Company’s counsel, the removal of the restrictions is in compliance with all applicable federal and state laws and regulations.

ii.	If an Award is exercised by a permitted transferee or by the Participant’s legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such transferee or representative.
d)	Tax Withholding — The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the “withholding requirements”).
i.	In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the minimum statutory tax withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock or removal of restrictions thereon. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant. The Committee may also, but need not, permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements on any Award.

ii.	If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (A) to provide for withholding under the preceding paragraph of this Section 10, if the Committee determines that a withholding responsibility may arise in connection with the exercise, (B) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Stock received upon exercise, and (C) to give such security as the Committee deems adequate to meet the potential liability of the Company for other withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.
e)	Transferability of Awards —
i.	No Award, unless otherwise permitted by the Committee (other than an Award in the form of an outright transfer of cash or Unrestricted Stock), may be transferred other than by will or by the laws of descent and distribution or, during a Participant’s lifetime, exercised other than by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

11.	Adjustments in the Event of Certain Transactions
a)	In the event of a stock dividend, stock split or combination of shares, re-capitalization or other change in the Company’s capitalization, or other distribution to holders of Stock other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4a, Section 7b, and Section 7c.

b)	In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of Stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

c)	In the case of ISOs or Awards intended to qualify for the “performance-based compensation” exception under Section 162(m)(4)(C) of the Code, the adjustments described in paragraphs (a) and (b) will be made only to the extent consistent with continued qualification of the Option or other Award under Section 422 of the Code or Section 162(m) of the Code, as the case may be.
12.	Employment or Other Rights, Etc. — Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued employment by the Company or any Subsidiary or Affiliate as an Employee or otherwise, or affect in any way the right of the Company or Subsidiary or Affiliate to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company or any of its Subsidiaries or Affiliates to the Participant.

13.	Effect, Amendment and Termination — Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company’s right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees or other persons. The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, result in a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code, where the compensation is intended by the Committee to so comply and provided that no such amendment will, without the approval of the Participant, alter or impair any rights or obligations under any Award granted prior to the effective date of the amendment, suspension or termination of the Plan.

14.	Governing Law — The Plan shall be construed in accordance with the General Corporation Law of the State of Georgia.